Exhibit 10.3

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

CONVERTIBLE PROMISSORY NOTE

(ESCROW NOTE)

$2,100,000.00 April 1, 2010
Houston, TX

For value received, DXP Enterprises, Inc., a Texas corporation (“Company”) promises to pay to the order of NMMFP, Inc., formerly known as Quadna, Inc., an Arizona corporation or its permitted assigns (the “Holder”) the principal sum of Two Million One Hundred and No/100 Dollars ($2,100,000.00), together with simple interest on the outstanding principal amount at the rate of ten percent (10%) per annum under the terms of this convertible promissory note (this “Note”).  Interest hereunder shall accrue on the outstanding principal from the date hereof until the principal balance is paid in full or this Note is converted as provided in Section 2 hereof.  Accrued interest shall be paid quarterly in arrears on the first day of each quarter.  The first quarterly installment of interest shall be due and payable on July 1, 2010.  A like quarterly interest payment shall be due and payable on the last day of October, January, April and July during the term of this Note.  All unpaid principal and interest evidenced hereby shall be due and payable on the fifth anniversary of the date hereof (the “Maturity Date”) unless and except to the extent a Conversion Notice, as defined in Section 2(a) hereof, has been given by the Holder hereof.  Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

All past due principal and/or interest on this Note shall bear interest from the due date thereof until paid at a per annum rate of twelve and one-half percent (12.5%).

1. Form and Application of Payments.   All payments hereunder shall be applied first to any unpaid accrued interest, second to payment of all, if any, other amounts except principal due under or in respect of this Note, and third to repayment of the unpaid principal amount.

2. Conversion.

(a) Optional Conversion.  If and to the extent this Note has not previously been converted or repaid as provided herein, upon the election in writing (a “Conversion Notice”) by the Holder hereof at any time prior to the Maturity Date, all or any part of the outstanding principal amount of this Note in increments of not less than $500,000 each, together with accrued and unpaid interest due thereunder, shall be converted into fully paid and nonassessable unregistered shares of the Company’s common stock (the “Shares”).  The number of Shares shall be determined by dividing the unpaid principal amount of this Note together with accrued interest thereon, as specified in the Conversion

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Notice to be so converted, by the lesser of (y) one hundred thirty percent (130%) of the average price per share of the daily closing prices of the Company’s Common Stock for the thirty (30) consecutive trading days on the NASDAQ Stock Exchange immediately prior to the date of this Note, or (z) the average price per share of the daily closing prices of the Company’s Common Stock for the thirty (30) consecutive trading days on the NASDAQ Stock Exchange immediately prior to the Conversion Notice (provided, however, said average price per share shall never be less than Five and No/100 Dollars ($5.00) per share for the purposes of the calculation of the number of Shares to be issued).  As long as this Note is held by the Escrow Agent, the Holder shall not have the right to convert this Note into unregistered shares of the Company’s common stock.  In the event the Company has not cured an Event of Default set out in Paragraph 5(a) hereof within thirty (30) days from Company’s receipt of Holder’s notice of the Event of Default, then the thirty (30) consecutive trading days set out in (y) above shall be revised to five (5) consecutive trading days.

(b) Fractional Shares.  No fractional Shares shall be issued upon conversion of this Note.  Upon the conversion of all or part of the outstanding principal and all unpaid accrued interest under this Note, in lieu of issuing any fractional shares to the Holder, the Company shall pay to the Holder the cash equivalent of the portion of that amount that is not so converted.  Upon full conversion of this Note, the Company shall be forever released from all its obligations and liabilities under this Note.

(c) Delivery of Shares Upon Conversion.  As promptly as practicable after the conversion of this Note, the Company at its expense will issue and deliver to the Holder a certificate or certificates for the number of Shares issuable upon such conversion bearing the appropriate restrictive legends and any legends required pursuant to any state, local or foreign law or rules and regulations of the NASDAQ Stock Exchange governing such securities.

3. Prepayment/Payments.  This Note may be prepaid in whole or part prior to the Maturity Date without premium or penalty on at least 15 days prior written notice to the Holder. Payment of the interest and principal are hereunder shall be made at the business address of the Holder as stated from time to time in written notice to the Holder.  If the payments to be made shall be stated to be due on a date which is not a business day, such payment may be made on the next succeeding business day, and the interest payment on each such date shall include the amount thereof which shall accrue during the period of such extension of time.

4. Acceleration upon Liquidation.  In the event of a liquidation, dissolution or winding up of the Company Liquidation”) this Note shall accelerate and all outstanding principal and unpaid accrued interest shall become due and payable in cash upon the effectiveness of the Liquidation.

5. Default; Remedies.  Each of the following shall constitute an Event of Default hereunder, and upon the occurrence of any such Event of Default at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Sections 6(c) or 6(d)), all obligations under this Note shall accelerate and all outstanding principal and unpaid accrued interest shall become immediately due and payable:

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(a) Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable if such Event of Default is not cured within three (3) business days after Company’s receipt of notice of the Event of Default provided by Holder to Company;

(b) Company shall Default in its performance of any covenant under the Asset Purchase Agreement of even date herewith (the “Agreement”) and if such Event of Default is not cured within thirty (30) days after Company’s receipt of notice of the  Event of Default provided by Holder to Company that specifies the cure required by Holder;

(c) Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(d) An involuntary petition is filed against Company (unless such petition is dismissed or discharged within ninety (90) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Company .

6. Waiver.  Company hereby waives demand, notice, presentment, protest and notice of dishonor.

7. Transfer.  This Note and all rights hereunder are transferable only with the prior written consent of the Company or as permitted under the Agreement.

8. Governing Law.  This Note shall be governed by and construed under the laws of the State of Texas without giving effect to conflicts of laws principles.

9. Representation of Holder.  By acceptance of this Note, the Holder represents and warrants to Company that: (a) by reason of its business and financial experience it has the capacity to protect its own interests in this transaction and it is accepting this Note for its own account and not with a view to its resale or distribution of this Note or any Shares; (b) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this Note and its prospective investment in the Shares; (c) it believes it has received all the information it has requested from Company and considers necessary or appropriate for deciding whether to accept this Note and subsequently receive any Shares as provided herein; (d) it has had the opportunity to discuss the business management, and financial affairs of Company with management of the Company; (e) it has the ability to bear the economic risks of the terms of this Note and, without materially impairing its financial condition, to enter into the terms of this Note; and (f) it qualifies as an “accredited investor” within the meaning of Regulation D of the rules and regulations promulgated under the Securities Act of 1933.

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Exemption.  This Note is made with Holder in reliance upon its representations, warranties and covenants herein. The offering of the Note and the Shares will not be registered under a federal or state securities laws on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration under applicable securities laws.  Holder further understands and accepts all matters contained in the legend which appears on the face of this Note.

10. Successors and Assigns.  This Note shall bind and inure to the benefit of the respective permitted successors and assigns of each of the parties; provided, however, that assignment of this Note shall be subject to Section 8 above.

11. Amendments.  Any term of this Note may be amended or waived with the written consent of Company and the Holder.

12. Entire Agreement. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and supersede any and all prior and contemporaneous agreements, understandings, discussions and correspondence. The warranties and representations of the parties contained herein and therein shall survive execution and delivery of this Note.

13. Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by Federal Express or other national overnight delivery service or otherwise delivered by hand or by messenger, addressed such address set forth below or at such other address furnished to other parties in writing.

14. Asset Purchase Agreement.  Notwithstanding anything herein to the contrary, this Note is subject to the terms and conditions of that one certain Asset Purchase Agreement dated April 1, 2010, by and among, DXP Enterprises, Inc., as Purchaser, Quadna, Inc., as Seller, and Quadna’s Shareholders (the “Asset Purchase Agreement”).  Capitalized terms used herein but not defined herein shall have the same meanings ascribed to them in said Asset Purchase Agreement.  In the event of Holder’s default or breach of the terms or conditions of the Asset Purchase Agreement, including but not limited to Holder’s indemnity obligations to the Company, Holder shall provide written notice to Holder by certified United States first class mail, return receipt requested or by overnight delivery service with proof of delivery. Such notice shall describe the default and/or breach and will allow Holder fifteen (15) days from the date of the notice to cure such default and/or breach.  If an event such default by Holder is not cured within said fifteen (15) days, then the Company shall have the option to set-off and apply to the principal amount of the Note due Holder pursuant to the Note and/or exercise any and all other remedies under the Asset Purchase Agreement.

15. Subordination.  Notwithstanding anything herein to the contrary, this Note shall be subject to and subordinate to Wells Fargo Bank, National Association (“the Bank”) pursuant to that one certain Subordination Agreement of even date with the Note by and between Holder and the Bank.

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Escrow Agreement.  Notwithstanding anything herein to the contrary, this Note shall be subject to the terms and conditions of the Escrow Agreement and Article 10, as set out in the Asset Purchase Agreement.  To the extent this Note is subject to the terms and conditions of the Escrow Agreement and in the event Holder determines to exercise its right to convert this Note, then Holder must pay to the Escrow Agent an amount equal to the outstanding principal balance of this Note to the Escrow Agent.  Upon receipt of such payment the Escrow Agent shall deliver this Note to the Holder and then the Holder may exercise its right of conversion as set out in this Note.

Executed as of the date first written above.

Company: DXP Enterprises, Inc. 7272 Pinemont Houston Texas 77440 By: David Little, Chief Executive Officer	Holder: NMMFP, Inc. 5727 North 25th Street Phoenix, Arizona 85016 By: J. Russell Perlich, President

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